Exhibit 10.8

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

April 2, 2014

Linda C. Bain

[ADDRESS]

[ADDRESS]

Re: Employment Terms For Chief Financial Officer

Dear Linda:

We are excited to offer you a position with Avalanche as Chief Financial Officer. We hope that you will decide to join our growing team of scientists and biotechnology professionals. Our mission is to bring new medicines to patients suffering from blinding diseases, and we think you can play a key role in helping make our vision a reality.

This letter agreement (the “Agreement”) memorializes the employment terms for your anticipated hire by Avalanche Biotechnologies, Inc. (the “Company”) in the position of Chief Financial Officer. These terms will become effective as of April 14, 2014 (as applicable, the “Hire Date”).

Effective as of the Hire Date, your employment terms will be as follows:

1.	Duties; Reporting Relationship; Office Location.

In the position of Chief Financial Officer, you will serve as the top finance official in the company, and will be required to perform the duties commonly associated with this position. These duties include providing financial leadership and management of the finance team, managing external relationships with investors, analysts and the financial community, leading internal finance operations, including accounting and financial reporting, financial planning and analysis, compliance with external auditors and applicable regulations, and serving as a key member of the company’s senior leadership team, as well as other activities that may be assigned to you by the Company’s Chief Executive Officer (the “CEO”) from time to time. You will report to the CEO, and will work at the Company’s headquarters at 1035 O’Brien Drive, Menlo Park, CA 94025.

2.	Compensation and Benefits.

Your base salary will be $280,000 per annum, subject to payroll deductions and all required withholdings, representing full-time employment with the Company. Your salary will be paid in accordance with the Company’s standard payroll schedule.

In addition, you will be eligible to earn an annual performance bonus with a target bonus amount equal to twenty-five percent (25%) (“Target Percentage”) of your

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

salary earned during the bonus year, provided that you are actively employed as CFO from the Hire Date through and including the date of bonus grants. Your annual bonus will be based on the Target Percentage, and will be adjusted upward or downward based on attainment of milestone objectives (including corporate and personal objectives) to be determined by the Board each year, and you must remain employed through the entire bonus year to earn a performance bonus. Bonus payments may be in the form of cash and/or incentive stock options, and will be granted entirely at the discretion of the Company’s CEO and Board of Directors. Any cash bonus payments will be less payroll deductions and all required withholdings.

You will be eligible to participate in the Company’s general employee benefits, including the executive severance benefit plan, in accordance with the terms, conditions and limitations of the benefit plans to the extent such plans have been established by the Company. As CFO, the executive severance benefit plan will include eligibility for severance pay, in the cases of involuntary termination without cause or voluntary termination for good cause. Such a plan would be comparable to similar private companies at similar stages of development, and would be approved by the Company’s Board of Directors within six (6) months of the Hire Date.

You will also be eligible for executive relocation assistance, provided that you work through the Company’s preferred relocation services providers. The Company will provide household goods move including up to thirty days storage (not to exceed $40,000) and up to 60 days temporary housing, selected and approved by Company, grossed up for applicable taxes. You will also receive a miscellaneous relocation allowance of $3,000, which will not be grossed up for taxes, to be used toward any other miscellaneous items. Should you terminate your employment or be terminated for cause within twelve (12) months, you will be responsible for repaying 100% of the cash value of relocation assistance.

3.	Incentive Stock Option grant.

In addition to the compensation and benefits described above, the Company will grant you, subject to the approval of the Company’s board of directors and the Company successfully obtaining a permit from the applicable state authority, the option to purchase two hundred forty thousand (240,000) shares of the Company’s common stock, at the fair market value as determined by the Company’s board of directors at the date of the grant. The foregoing stock option will be subject to the Company’s 2006 Equity Incentive Plan and standard form of stock option agreement (the “Option Agreement”), and shall provide that 25% of the shares vest after twelve (12) months, and the remaining 75% of the shares vest in equal monthly installments over the following thirty-six (36) months.

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

4.	Confidentiality and Proprietary Information Obligations.

(a)	Company Policies and Proprietary Information Agreement: You will be required to sign the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

(b)	Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Company’s CEO. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Company, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s reputational or business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

5.	No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

6.	At Will Employment.

Your employment relationship with the Company will be an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized officer of the Company.

7.	Miscellaneous.

As required by law, your employment is contingent upon satisfactory proof of your identity and legal authorization to work in the United States. This Agreement, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

Please sign and date this letter and return it to me by the close of business on April 4, 2014 in order to confirm your anticipated employment terms as set forth above.

We look forward to a productive and enjoyable work relationship with you.

Sincerely,
Avalanche Biotechnologies, Inc.:

/s/ Tom Chalberg

Thomas W. Chalberg, President and Chief Executive Officer

Understood and Accepted:

/s/ Linda C. Bain
Linda C. Bain

Date: 4/6/14

1035 O’Brien Drive, Menlo Park, CA 9025 Tel +1-650-735-1324 | Fax +1-650-362-1908

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT

AGREEMENT

Avalanche Biotechnologies, Inc.

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In partial consideration and as a condition of my employment by AVALANCHE BIOTECHNOLOGIES, (the “Company”), and effective as of the date that my employment by the Company first commenced as set forth below, I, the undersigned, agree as follows:

1. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

1.1 Confidential Information. During the term of my employment, I may receive and otherwise be exposed to confidential and proprietary information relating to the Company’s business, strategies, designs and technologies, or to proprietary or confidential information relating to the Company’s suppliers, customers or business partners. Such confidential and proprietary information may include but not be limited to confidential or proprietary information supplied to me with the legend “Confidential” or “Proprietary,” or equivalent, and any of the following types of information, whether or not marked as confidential or proprietary: (i) information regarding physical or chemical or biological materials (such as, but not limited to, reagents, gene sequences, nucleic acids, cell lines, media, antibodies, compounds, c-DNAs, antisense nucleotides, proteins and vectors) and techniques for their handling and use; (ii) information regarding ideas, technology and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how, technical documentation, equipment, algorithms, software programs, software source documents, formulae); (iii) information concerning or resulting from research and development projects and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process); (iv) business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities); (v) Inventions (as defined below), and (iv) information, derivatives, improvements or enhancements created using the foregoing information. (all of the above collectively referred to as “Confidential Information”). I understand that Confidential Information shall not include information that (a) is in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of mine, (b) is already in my possession prior to disclosure hereunder (as reflected by my written records), or (c) is required to be disclosed pursuant to an order of any competent court or government agency or rules of a securities exchange.

1.2 Duties. I acknowledge the confidential and secret character of the Confidential Information, and agree that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, I agree not to use the Confidential Information except in the performance of my authorized duties as an employee of Company, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Appropriate prior written consent will be determined as follows: (i) if I am not an executive officer of the Company, then consent may be obtained from an executive officer of the Company, or (ii) if I am an executive officer of the Company, then from the Board of Directors of the Company. Upon termination of my employment, I agree to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.

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2. PROPERTY OF THE COMPANY. All notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind which shall come into my possession at any time after the commencement of my employment with the Company, relating to any Inventions (as defined below) or Confidential Information, shall be the sole and exclusive property of the Company. This property shall be surrendered to the Company upon termination of my employment with the Company, or upon request by the Company, at any other time either during or after the termination of such employment. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

3. INVENTIONS.

3.1 Disclosure. I shall disclose promptly in writing to an officer or to attorneys of the Company in accordance with the Company’s policies and procedures any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any documentation, formula, design, device, code, improvement, method, process, discovery, concept, development, machine or contribution, techniques, formulas, formulations, data, programs, organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, genomic, and structural information relating thereto, crystals, optically active materials, ceramics, metals, metal oxides, and organic and inorganic chemical, biological and other material and their progeny, clones and derivatives and salt forms (any of the foregoing items hereinafter referred to as an “Invention”) I may conceive, make, develop or work on, in whole or in part, solely or jointly with others, during the term of my employment with the Company. The disclosure required by this Section applies (a) during the period of my employment with the Company and for one year thereafter; (b) with respect to all Inventions whether or not they are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (c) whether or not the Invention was made at the suggestion of the Company; (d) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (e) whether or not the Invention is related to the general line of business engaged in by the Company. The Company agrees that it will take reasonable precautions to keep Inventions disclosed to it pursuant to this Section 3.1 in confidence and shall not use any Inventions for its own advantage unless those Inventions are assigned or assignable to the Company pursuant to Section 3.2 or otherwise.

3.2 Assignment of Inventions to Company; Exemption of Certain Inventions. I hereby assign to the Company, and agree to assign automatically without requirement of further writing when first reduced to practice or recorded in a tangible medium, without royalty or any other further consideration, my entire right, title and interest in and to all Inventions and all intellectual property rights therein that (i) relate to the subject matters related to my employment and exist as of the date of this Agreement, for which I do not have an obligation to assign to any third party or (ii) I conceive, make, develop or work on during the period of my employment with the Company and for one year thereafter, except those Inventions that I develop entirely on my own time after the date of this Agreement without using the Company’s equipment, supplies, facilities or Confidential Information, unless those Inventions either (a) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from or are related to any work performed by me for the Company, in which case I agree that any such Inventions shall also be automatically assigned to the Company. I acknowledge and agree that the Company has hereby notified me that the assignment provided for in Section 3.2(ii) does not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached as Exhibit B. I also acknowledge and agree that nothing in this Section 3.2 above limits the assignment of any other rights in or to Confidential Information or other technology or intellectual property of the Company other than Inventions.

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3.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 3.1. These records shall be and remain the property of the Company.

3.4 Patents and Other Rights. Subject to Section 3.2, I will assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 3.1, and otherwise will assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement. Reasonable costs related to such assistance, if required, will be paid by the Company. I further agree that my obligations under this Section 3.4 shall continue beyond the termination of my employment with the Company, but if I am called upon to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance. I shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance after the term of my employment. I hereby agree to waive any moral rights I may have in any copyrightable work I create on behalf of the Company. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 3.4 with the same legal force and effect as if executed by me.

3.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C hereto, there are no other contracts to assign Inventions that are now in existence between any other person or entity and me. I further represent that (a) I am not obligated under any consulting, employment or other agreement which would affect the Company’s rights or my duties under this Agreement, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company will not breach, or constitute a default under any agreement to which I am bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C of this Agreement a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). I hereby grant Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

4. NON-COMPETITION. During the term of my employment by the Company, I will not without the prior written approval of (i) an executive officer of the Company, in the event that I am not an executive officer of the Company, and (ii) the Board of Directors of the Company, in the event that I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer or competitor of the Company.

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5. NON-SOLICITATION. During the term of my employment with the Company and for a period of one (1) year thereafter, I will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company. During the term of my employment with the Company, I will not solicit the business of any customer or client of the Company on my own behalf or on behalf of any person or entity other than the Company.

6. MISCELLANEOUS. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or its obligations hereunder without the prior written consent of the Company and any such purported assignment without consent shall be null and void from the beginning. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without regard to conflict of law provisions. I agree that upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Francisco, California, and I hereby agree to consent to the personal jurisdiction of such courts. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

IN WITNESS WHEREOF, I have executed this document as of the 6th day of April, 2014.

/s/ Linda C. Bain
Employee

AGREED AND ACKNOWLEDGED:

Avalanche Biotechnologies

	By:	/s/ Thomas Chalberg
	Name:	Thomas Chalberg
	Title:	President & CEO

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EXHIBIT A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Company or its affiliates (the “Company”), or copies thereof, including, without limitation, any item of Confidential Information listed in Section 3 of the Company’s Employee Confidentiality And Inventions Assignment Agreement (the “Agreement”) to which I am a party.

I further certify that I have complied with all of the terms of the Agreement signed by me, including the reporting of any Inventions (as defined in the Agreement) covered by the Agreement.

I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to do so (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company.

Date:
(Employee’s Signature)

(Printed or Typed Name of Employee)

EXHIBIT B

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

BACKGROUND TECHNOLOGY

(List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.)

(List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.)